Exhibit 16.1
June 24, 2008
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read the statement made by Community Bankers Trust Corporation which we understand will be filed with the U.S. Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K. We agree with the statements concerning our firm in such Form 8-K.

/s/ Miller, Ellin & Company, LLP
Miller, Ellin & Company, LLP